					Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	June 30,		Years Ended December 31,
	2008		2007		2006		2005		2004		2003
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$250,181		$257,258		$259,710		$232,323		$199,331		$185,427
AFUDC - equity	(2,290)		(1,351)		(7,978)		(3,800)		(2,796)		(2,272)
AFUDC - debt	(11,465)		(12,614)		(15,874)		(9,493)		(5,420)		(3,343)
Total	$236,426		$243,293		$235,858		$219,030		$191,115		$179,812
Fixed charges:
Interest expense	$213,962		$217,823		$184,013		$174,682		$172,050		$182,902
Other interest	2,290		1,351		7,978		3,800		2,796		2,272
Portion of rentals representative of the interest factor	9,678		9,199		9,151		5,234		5,424		4,669
Total	$225,930		$228,373		$201,142		$183,716		$180,270		$189,843
Earnings available for combined fixed charges	$462,356		$471,666		$437,000		$402,746		$371,385		$369,655

Ratio of Earnings to Fixed Charges	2.05	x	2.07	x	2.17	x	2.19	x	2.06	x	1.95	x

PUGET ENERGY
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months
	Ended
	June 30,		Years Ended December 31,
	2008		2007		2006		2005		2004		2003
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations before income taxes	$250,181		$257,258		$259,710		$232,323		$199,331		$185,427
AFUDC - equity	(2,290)		(1,351)		(7,978)		(3,800)		(2,796)		(2,272)
AFUDC - debt	(11,465)		(12,614)		(15,874)		(9,493)		(5,420)		(3,343)
Total	$236,426		$243,293		$235,858		$219,030		$191,115		$179,812
Fixed charges:
Interest expense	$213,962		$217,823		$184,013		$174,682		$172,050		$182,902
Other interest	2,290		1,351		7,978		3,800		2,796		2,272
Portion of rentals representative of the interest factor	9,678		9,199		9,151		5,234		5,424		4,669
Total	$225,930		$228,373		$201,142		$183,716		$180,270		$189,843
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$462,356		$471,666		$437,000		$402,746		$371,385		$369,655
Dividend Requirement:
Fixed charges above	$225,930		$228,373		$201,142		$183,716		$180,270		$189,843
Preferred dividend requirements below	--		--		--		--		--		8,335
Total	$225,930		$228,373		$201,142		$183,716		$180,270		$198,178

Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.05	x	2.07	x	2.17	x	2.19	x	2.06	x	1.87	x

Computation of Preferred Dividend Requirements:
(a) Income from continuing operations before
income taxes	$250,181		$257,258		$259,710		$232,323		$199,331		$185,427
(b) Net income before extraordinary items	$180,259		$184,676		$167,224		$146,282		$125,411		$114,599
(c) Ratio of (a) to (b)	1.3879		1.3930		1.5531		1.5882		1.5894		1.6181
(d) Preferred dividends	$--		$--		$--		$--		$--		$5,151
Preferred dividend requirements [(d) multiplied by (c)]	$--		$--		$--		$--		$--		$8,335